EXHIBIT  12.1



                        CARRAMERICA REALTY CORPORATION
                 RATIO OF EARNINGS TO FIXED CHARGES CALCULATION

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

                                               Ratio of Earnings
                                                  to Combined
                                                Fixed Charges                             Ratio of
                                               and Preferred Stock                       Earnings to
                                                   Dividends                            Fixed Charges
                                              --------------------        -----------------------------------------
                                                     1996                  1996         1995       1994      1993

Net Income before Minority Interest.............  $ 29,050                $29,050      $17,284    $17,821   $ 6,004
Add:
  Extraordinary Charges.........................  $    484                $   484      $    --         --   $ 5,613
  Fixed Charges, excluding Capital Interest.....  $ 33,724                $33,724      $22,579    $21,880   $12,768
Deduct:
  Gain of Sale of Assets........................  $     --                $    --       $   --    $    --   $    --
                                                  --------                -------      -------    -------   -------
                                                  $ 63,258                $63,258      $39,863    $39,701   $24,385
                                                  ========                =======      =======    =======   =======


Fixed Charges:
  Interest Expense..............................  $ 32,396                $32,396      $21,873    $21,366   $12,436
  Interest Capitalized..........................  $  2,664                $ 2,664      $   226    $    --   $    --
  Amortization of Deferred Financing Costs......  $  1,015                $ 1,015      $   365    $   208   $   101
  Rent Deemed as Interest.......................  $    313                $   313      $   341    $   306   $   231
  Preferred Stock Dividends.....................  $    572                $    --      $    --    $    --   $    --
                                                  --------                -------      -------    -------   -------
      Total Fixed Charges.......................  $ 36,960                $36,388      $22,805    $21,880   $12,768
                                                  ========                =======      =======    =======   =======
Ratio of Earnings to Fixed Charges..............      1.71                   1.74        1.75       1.81      1.91



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